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                            WELLPOINT HEALTH NETWORKS INC.
                               FOCUSED ACHIEVEMENT PLAN

                                    PLAN DOCUMENT

A.   PURPOSE AND OBJECTIVES

     The Focused Achievement Plan (the "Plan") for WellPoint Health Networks Inc. is intended to provide financial rewards to select employees for achieving performance expectations based on Focus Goals. The Plan is designed to recognize the varying contributions eligible employees ("Participants") make in helping the Company reach its commitments; to motivate, retain and attract key employees; to create a highly-leveraged compensation opportunity; and to provide clear linkage with short and long-term business results.

B.   EFFECTIVE DATE

     This Plan document is effective as of January 1, 1995. This Plan supersedes all prior WellPoint Management Incentive Plans and shall remain in effect until modified and/or terminated by WellPoint.

C.   DEFINITIONS

     1.   ADMINISTRATOR is defined in Section D of the Plan.

     2. AFFILIATE means an entity that is linked to the Company by a 50% or greater chain of ownership, as determined pursuant to the Internal Revenue Code Section 414(b) and 414(c).

     3. BONUS means an award made under the Plan based on satisfaction during the Plan Period of the Plan Guidelines.

     4.   CEO means the Chief Executive Officer of WellPoint Health Networks
          Inc.

     5. COMPANY means WellPoint Health Networks Inc. and its affiliates and subsidiaries, unless designated otherwise.

     6. FOCUS GOALS means individual goals taken from a combination of the operating objectives of an employee's unit, team and individual assigned projects.

     7. PARTICIPANT means eligible employees selected to participate in the Plan.

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     8.   PLAN means this WellPoint Health Networks Inc. Incentive Plan, as amended from time to time.

     9. PLAN PERIOD means a calendar year. The Plan Period begins on January 1, and unless otherwise provided by the Company, a new Plan Period will begin each subsequent calendar year until the Plan is terminated. The Plan Period is the period for which Bonuses under the Plan are paid.

     10. PROFITABLE GROWTH INDEX (PGI) means the financial indicators of overall corporate performance. PGI is comprised of three financial measures, which may vary from year to year, and is equal to their sum. It is measured on an actual versus plan basis.

D.   ADMINISTRATION OF THE PLAN: AUTHORITY AND RESPONSIBILITY

     1. ADMINISTRATOR. The CEO has full discretionary authority to administer and interpret the Plan and to determine eligibility for participation and for benefits under the terms of the Plan; provided, however, that the CEO may delegate all or a portion of this discretionary authority to one or more delegates. In this Plan, the term "Administrator" is used to refer to the CEO, or if the CEO has delegated authority, to the delegate. The Administrator's determinations will be binding and conclusive upon all persons.

     2. ADMINISTRATOR'S AUTHORITY. The Administrator's authority includes, but not limited to, responsibility for the Bonus pool and funding, for Bonus calculations, for the establishment, interpretation, amendment and revocation of rules relating to the Plan, and for the resolution of questions and problems arising from the Plan operations.

     3. INDEMNIFICATION. The Administrator shall not be personally liable for any claim, action, lawsuit, arbitration or other dispute that arises in connection with any action, decision, or determination made in accordance with applicable law with respect to the Plan. The Company shall indemnify and hold harmless the Administrator for and against any such losses or demands.

E.   PLAN PERIOD

     The Plan Period is based on one calendar year, January through December.

F.   ELIGIBILITY

     Participants shall be selected by the Administrator, based on management responsibilities and potential impact upon Company operations within any company of WellPoint Health

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     Networks Inc. or other affiliates and subsidiaries, before or at the beginning of the Plan Period or as otherwise indicated in Section G. Participants will be notified of their eligibility and module assignment annually. Currently, Participants are defined as Officers, Directors, Managers, select Key Contributors and Supervisors not participating in another incentive plan (including sales incentive).

G.   PERSONNEL CHANGES DURING THE PLAN PERIOD

     The following rules explain the impact on Plan Participants due to various employment status changes by a participant during the Plan Period.

     1. NEW HIRE, TRANSFER WITH THE COMPANY, PROMOTION, ACQUISITIONS. A newly hired employee, an employee transferred within the Company or promoted during the Plan Period to a position qualifying for participation, or employees deemed eligible as a result of an acquisition or merger as determined by the Administrator, may be recommended for a pro rata Bonus based upon the percentage of the Plan Period the employee is in an eligible position. To be considered, the employee must hold a qualifying position for at least one (1) quarter during the Plan Period. Employees newly hired, newly promoted or acquired after October 1 of any Plan Period are not eligible for Bonus Payout for the relevant Plan Period.

     2. TRANSFER FROM AN AFFILIATE. An employee who transfers to the Company from an Affiliate may be recommended for a Bonus at the sole discretion of the Administrator; provided that the employee meets the eligibility requirements of a Personnel Change as outlined in Section G, paragraph 1.

     3. REINSTATEMENTS. An employee who terminates, either voluntarily or involuntarily, and is subsequently rehired in the same Plan Period may be eligible for a pro rata Bonus, provided that the reinstated employee held a qualifying position in the relevant Plan Period for at least one (1) calendar quarter. To be eligible for a Bonus payout, the employee must have been an active employee at the end of the Plan Period and at the time the Bonus is paid. The decision to pay a Bonus in this situation shall be made at the sole discretion of the Administrator and the Bonus, if any, will normally be paid at the end of the relevant Plan Period as outlined in Section I.

     4. REHIRES. No bonus will be paid to an employee who was terminated, either voluntarily or involuntarily, and is rehired in a subsequent Plan Period.

     5. DEMOTION. No bonus will be paid to an employee who has been demoted during the Plan Period because of performance. If the demotion is due to an organization change, or is on a voluntary basis, a full or a pro rata Bonus may be made provided the employee is otherwise qualified for a Bonus as stated in Section F.

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          The decision to pay a Bonus in this situation shall be made at the sole discretion of the Administrator and the Bonus, if any, will normally be paid at the end of the relevant Plan Period as outlined in Section I.

     6. TERMINATION. An employee whose services are terminated by the Company during the Plan Period, or before the Bonus is paid, shall not be considered for a Bonus other than as described in Section G, Paragraph 8.

     7. RESIGNATION OR RETIREMENT. A Participant or other employee who voluntarily resigns from the Company or who retires during the Plan Period or before the bonus is paid will not be eligible to receive a Bonus at payout.

     8. DEATH, DISABILITY, REDUCTION IN FORCE, TRANSFER TO AN AFFILIATE. An employee whose status as an active employee is changed during the Plan Period or before the Bonus is actually paid due to death, disability, reduction in force or transfer to an Affiliate, will be paid a full or pro rata Bonus payment provided the employee has been a Plan Participant for at least one (1) quarter. The Bonus may be paid at the time of termination due to death, disability, reduction-in-force, or transfer to an affiliate, or as close to termination as practicable, but no later than the scheduled payout for the relevant Plan Period as outlined in Section I. The decision to pay a Bonus in this situation shall be made at the sole discretion of the Administrator.

     9. LEAVE OF ABSENCE. An employee whose status as an active employee is changed during the Plan Period or before the Bonus is actually paid due to a leave of absence may be considered for a full or pro rata Bonus payment if the employee has been a Plan Participant for at least one 91) calendar quarter and is actively employed as of the end of the Plan Period and at the time the Bonus is paid. Normally, leaves of absence of thirty (30) days or less will not impact the Bonus payment. Leaves of Absences greater than thirty (30) days may result in a pro rated bonus. The decision to pay such a Bonus in these situations will be made at the sole discretion of the Administrator and the Bonus, if any, will be paid at the end of the relevant Plan Period as outlined in Section I.

H.   DETERMINATION OF BONUS AND ELIGIBILITY FOR PAYMENT

     After the close of the Plan Period (and preliminary financial statements are available), the Bonuses shall be calculated by the Administrator according to the Plan Guidelines. Only employees actively employed at the Company on the date the bonuses are issued and whose overall performance appraisal for the Plan Period is "Achieves Expectations" or higher are eligible to receives payment of the Bonus. Eligibility for payout is based on the number of months a Participant is in an eligible position.

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I.   PAYMENT OF INDIVIDUAL BONUSES

     1. TIMING AND FORM. Bonuses will be paid on or before the pay date closest to March 10th of the calendar year following the Plan Period. Bonuses will be paid in a lump sum and in cash.

     2. WITHHOLDING. The Company will deduct the amounts required by law to be withheld for federal, state, and local income and employment taxes for all Bonus Payments. In addition to the taxes herein stated, eligible participants in the Company's 401(k) plan will have an amount deducted from his or her Bonus Payment equal to the elected contribution amount in effect at the time of Bonus Payment. The Company will match up to 75% of the 401(k) contribution, up to a maximum of 6% of the total earnings.

     3. PLAN FUNDING. Funds available for payout under this Plan are determined based on performance against PGI. No Bonuses are funded if PGI and/or net underwriting margin falls below a designated threshold.

     4. SOURCE. All payments under the Plan will be paid by the Company from its general assets. No person will have any right or interest under the Plan that is superior in any manner to the right of any other general and unsecured creditor of the Company.

J.   IMPACT ON BENEFIT PLANS

     To the extent permitted by law, Bonus payments under the Plan will be treated as compensation for purposes of a Plan participant's benefit calculations under the Blue Cross of California Pension Accumulation Plan (of which the companies of WellPoint Health Networks Inc. are participating subsidiaries) and the Supplemental Pension Plan of Blue Cross of California (of which the companies of WellPoint Health Networks Inc. are participating subsidiaries), as those plans may be amended from time to time. Bonus payments will not affect a participant's (a) coverage under any Company group insurance plan; or (b) the contributions or the benefits under any group plan or any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

K.   TERMINATION OR AMENDMENT OF THE PLAN

     1. GENERAL PROVISIONS. The CEO, with the approval of the Compensation Committee of the Board of Directors, may at any time terminate or make any amendment to the plan without prior notice to Participants. There can be no oral modifications to the Plan and only modifications in writing will be honored.

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     2.   EXTRAORDINARY TRANSACTIONS.  Without the consent of any Participant, the CEO may, with the agreement of the Compensation Committee of the Company's Board of Directors, modify the Plan to reflect extraordinary transactions or occurrences affecting the Company of any Affiliate (e.g., changes to the capital structure of other significant reorganization of the Company, divestiture of a subsidiary, acquisition or discontinuance of a material business or product line, change in accounting procedures/policies, or governmental changes in the financing of health care delivery, etc.). Any such modification will be designed to prevent the dilution or enlargement of benefits under this Plan.

L.   MISCELLANEOUS

     Nothing in this Plan will be construed as a guarantee of a Bonus or as an accrued right to receive a Bonus or a portion of a Bonus or a Bonus payment. Nothing in this Plan shall be construed as creating a contract of employment. No Bonus payable under this Plan may be alienated or assigned.






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                            WELLPOINT HEALTH NETWORKS INC.
                               FOCUSED ACHIEVEMENT PLAN

                                   PLAN GUIDELINES


The following document identifies the key guidelines for the 1995 Focused Achievement Plan for WellPoint Health Networks Inc. The Plan Guidelines may change from year to year. This document is intended to be used in conjunction with the Plan Document and Addendums, which further outline the Focused Achievement Plan.

INDIVIDUAL PERFORMANCE

Individual Performance will be based on a set of 3-5 unit, team or individual Focus Goals. Focus Goals are a subset of the overall business goals set during the performance review process. Focus Goals are not additions or replacements for business goals.

Unit Focus Goals should be based on the operating objectives of a unit and the strategic plan. Potential targets which should be considered in setting the goals are growth, profitability, capital management, penetration of specialty markets, or other targets specific to the business unit or corporate strategy. Each goal should be a "stretch" yet attainable goal, and include a deliverable date and/or success measure.

Individual Focus Goals should be based on individual or team projects or targeted accomplishments. Each goal should be a "stretch" yet attainable goal, and include a deliverable date and/or success measure.

The percentage of the individual portion to be paid will be based on the performance against Focus Goals.

Individual Performance will be defined as:

     SIGNIFICANTLY EXCEEDS - Consistently exceeds performance expectations in such a manner that contribution and/or results attained are significantly above the norm.

     EXCEEDS - Consistently achieves, and often exceeds, performance expectations.

     MEETS - Consistently achieves performance expectations. Shortfalls are counterbalanced by solid accomplishments in other areas.

     MEETS PORTION - Generally achieves, but does not fully meet, performance expectations.

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     Overall performance is inconsistent.

     DOES NOT MEET - Fails to achieve performance expectations.

     NOTE: UNPLANNED FACTORS OUT OF THE PARTICIPANT'S CONTROL MAY BE TAKEN INTO ACCOUNT WHEN DETERMINING THE OVERALL PERFORMANCE LEVEL.

PLAN FUNDING

Plan Funding is based on performance of the Profitable Growth Index (PGI) as determined by Senior Management annually. Amounts available for bonus payouts at the Group level will be adjusted based on the PGI.

Total payout will not exceed the total payout earned by the PGI. The CEO reserves the right to adjust the funding available at the Group level.